Registration No. 333-160951
                                                     Registration No. 811-07659
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM N-4/A

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933           [X]

         Pre-Effective Amendment No. 5                                     [X]


         Post-Effective Amendment No.                                      [ ]


                                     AND/OR

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940            [ ]


         Amendment No. 239                                                 [X]


                        (Check appropriate box or boxes)

                              --------------------

                            SEPARATE ACCOUNT No. 49
                                       of
                      AXA EQUITABLE LIFE INSURANCE COMPANY
                           (Exact Name of Registrant)

                              --------------------

                      AXA EQUITABLE LIFE INSURANCE COMPANY
                              (Name of Depositor)

             1290 Avenue of the Americas, New York, New York 10104
              (Address of Depositor's Principal Executive Offices)
       Depositor's Telephone Number, including Area Code: (212) 554-1234

                              --------------------



                                   DODIE KENT
                  VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                      AXA Equitable Life Insurance Company
              1290 Avenue of the Americas, New York, New York 10104
                     (Name and Address of Agent for Service)


                              --------------------

                  Please send copies of all communications to:

                           CHRISTOPHER E. PALMER, ESQ.
                               GOODWIN PROCTER LLP
                            901 NEW YORK AVENUE, N.W.
                             WASHINGTON, D.C. 20001

         Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of the Registration Statement.

         Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

         It is proposed that this filing will become effective (check appropriate box):

  [ ]    Immediately upon filing pursuant to paragraph (b) of Rule 485.

  [X]    On November 18, 2009 pursuant to paragraph (b) of Rule 485.

  [ ]    60 days after filing pursuant to paragraph (a)(1) of Rule 485.

  [ ]    On (date) pursuant to paragraph (a)(1) of Rule 485.


If appropriate, check the following box:

  [ ] This post-effective amendment designates a new effective date for previously filed post-effective amendment.

Title of Securities Being Registered:

         Units of interest in Separate Account under variable annuity contracts.

                                      NOTE

This Pre-Effective Amendment No. 5 ("PEA") on Form N-4/A Registration Statement No. 333-160951 ("Registration Statement") of AXA Equitable Life Insurance Company ("AXA Equitable") and its Separate Account No. 49 is being filed for the purpose of including in the Registration Statement the additions/modifications reflected in the Prospectus and Statement of Additional Information. Part C has also been updated pursuant to the requirements of Form N-4. The PEA does not amend any other part of the Registration Statement except as specifically noted herein. Due to size limitations, we are submitting this filing in three (3) separate amendment filings (Pre-Effective Amendment Nos. 4, 5 and 6).

                                     PART C

                                OTHER INFORMATION
                                -----------------


Item 24. Financial Statements and Exhibits.

This Part C is amended solely for the purpose of filing the exhibits noted below. No amendment or deletion is made of any other information set forth under the Part C Items as provided in its initial filing of its Form N-4 Registration Statement or Pre-Effective Amendment Nos. 1, 2, 3 and 4 to the Registration Statement.

8.   (i)    Participation Agreement as of July 1, 2005 Franklin Templeton
            Variable Insurance Products Trust, Franklin/Templeton Distributors,
            Inc., AXA Equitable Life Insurance Company, AXA Advisors, LLC, and
            AXA Distributors, LLC, is filed herewith.

     (j) Form of Fund Participation Agreement among AXA Equitable Life Insurance Company, Goldman Sachs Variable Insurance Trust, Goldman Sachs Asset Management, L.P., and Goldman, Sachs & Co., dated October 20, 2009, is filed herewith.

     (k) Form of Fund Participation Agreement among AXA Equitable Life Insurance Company, Ivy Funds Variable Insurance Portfolios and Waddell & Reed, Inc., is filed herewith.

     (l) Form of Fund Participation Agreement among AXA Equitable Life Insurance Company, Lazard Retirement Series, Inc., and Lazard Asset Management Securities LLC, is filed herewith.

     (m) Participation Agreement among MFS Variable Insurance Trust, Equitable Life Assurance Society of the United States, and Massachusetts Financial Service Company, dated July 18, 2002, is filed herewith.

                                   SIGNATURES



     As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Amendment to the Registration Statement to be signed on its behalf, in the City and State of New York, on this 16th day of November, 2009.




                               SEPARATE ACCOUNT No. 49 OF
                               AXA EQUITABLE LIFE INSURANCE COMPANY
                                           (Registrant)

                               By: AXA Equitable Life Insurance Company
                                           (Depositor)


                               By: /s/ Dodie Kent
                                  ---------------------
                               Dodie Kent
                               Vice President and Associate General Counsel
                               AXA Equitable Life Insurance Company

                                   SIGNATURES


         As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Depositor, has caused this Amendment to the Registration Statement to be signed on its behalf, in the City and State of New York, on this 16th day of November, 2009.


                                         AXA EQUITABLE LIFE INSURANCE COMPANY
                                                    (Depositor)


                                         By: /s/ Dodie Kent
                                            ---------------------------------
                                            Dodie Kent
                                            Vice President and
                                            Associate General Counsel
                                            AXA Equitable Life Insurance Company


         As required by the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:

PRINCIPAL EXECUTIVE OFFICERS:

*Christopher M. Condron                    Chairman of the Board, President,
                                           Chief Executive Officer and Director

PRINCIPAL FINANCIAL OFFICER:

*Richard S. Dziadzio                       Executive Vice President and
                                           Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

*Alvin H. Fenichel                         Senior Vice President and
                                           Chief Accounting Officer


*DIRECTORS:

Christopher M. Condron       Mary R. (Nina) Henderson     Joseph H. Moglia
Henri de Castries            James F. Higgins             Lorie A. Slutsky
Denis Duverne                Peter S. Kraus               Ezra Suleiman
Charlynn Goins               Scott D. Miller              Peter J. Tobin
Anthony J. Hamilton


*By: /s/ Dodie Kent
     ------------------------
         Dodie Kent
         Attorney-in-Fact

November 16, 2009.

DUE TO SIZE LIMITATIONS, THIS FILING IS BEING SUBMITTED IN THREE PARTS.

                                       C-9
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                                  EXHIBIT INDEX

EXHIBIT NO.                                                           TAG VALUE
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8.(i)     Participation Agreement as of July 1, 2005 Franklin         EX-99.8i
          Templeton Variable Insurance Products Trust,
          Franklin/Templeton Distributors, Inc., AXA Equitable
          Life Insurance Company, AXA Advisors, LLC, and AXA
          Distributors, LLC, is filed herewith.

8.(j)     Form of Fund Participation Agreement among AXA Equitable    EX-99.8j
          Life Insurance Company, Goldman Sachs Variable Insurance
          Trust, Goldman Sachs Asset Management, L.P., and Goldman,
          Sachs & Co., dated October 20, 2009, is filed herewith.

8.(k)     Form of Fund Participation Agreement among AXA Equitable    EX-99.8k
          Life Insurance Company, Ivy Funds Variable Insurance
          Portfolios and Waddell & Reed, Inc.

8.(l)     Form of Fund Participation Agreement among AXA Equitable    EX-99.8l
          Life Insurance Company, Lazard Retirement Series, Inc., and Lazard Asset Management Securities LLC

8.(m)     Participation Agreement among MFS Variable Insurance        EX-99.8m
          Trust, Equitable Life Assurance Society of the United
          States, and Massachusetts Financial Service Company